Exhibit 10.1
ONCOGENEX PHARMACEUTICALS, INC.
2010 PERFORMANCE INCENTIVE PLAN
This 2010 PERFORMANCE INCENTIVE PLAN (the “Plan”) established by OncoGenex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), was adopted by its Board of Directors on March 24, 2010 (the “Effective Date”) and approved by the Company’s stockholders at the 2010 Annual Meeting of Stockholders (the “Approved Date”). The amendment and restatement of the Plan was approved by the Board and the Compensation Committee of the Board on March 22, 2011 to be effective on the date of the 2011 Annual Meeting of Stockholders assuming the Plan is approved by the Company’s stockholders at such meeting. The Plan was amended on November 1, 2011 by action of the Board.
ARTICLE 1
PURPOSES OF THE PLAN
1.1 Purposes. The purposes of the Plan are (a) to enhance the ability of the Company and its Affiliated Companies to attract and retain the services of officers, qualified employees, directors and outside consultants and service providers to the Company, upon whose judgment, initiative and efforts the successful conduct and development of the Company’s businesses largely depends, and (b) to provide additional incentives to such persons to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company that coincides with the financial interests of the Company’s stockholders.
ARTICLE 2
DEFINITIONS
For purposes of this Plan, in addition to other capitalized terms defined herein, the following terms shall have the meanings indicated:
2.1 Administrator. “Administrator” means the Board, subject to the Board’s authority to delegate responsibility for any matter to the Committee or to the Chief Executive Officer of the Company as set forth in Section 8.1 of the Plan.
2.2 Affiliated Company. “Affiliated Company” means any “parent corporation” or “subsidiary corporation” of the Company, whether now existing or hereafter created or acquired, as those terms are defined in Sections 424(e) and 424(f) of the Code, respectively.
2.3 Award. “Award” means an Option, Restricted Share or Restricted Stock Unit issued to a Participant under the Plan.
2.4 Award Agreement. “Award Agreement” means an Option Agreement or Stock Purchase Agreement issued to a Participant pursuant to the Plan.
2.5 Board. “Board” means the Board of Directors of the Company.

2.6 Cause. “Cause” means, with respect to the termination of a Participant’s employment, termination of such employment by the Company for any of the following reasons:
(a) The continued refusal or omission by the Participant to perform any material duties required of him by the Company if such duties are consistent with duties customary for the position held with the Company;
(b) Any material act or omission by the Participant involving malfeasance or gross negligence in the performance of Participant’s duties to, or material deviation from any of the policies or directives of, the Company;
(c) Conduct on the part of Participant which constitutes the breach of any statutory or common law duty of loyalty to the Company; or
(d) Any illegal act by Participant which materially and adversely affects the business of the Company or any felony committed by Participant, as evidenced by conviction thereof, provided that the Company may suspend Participant with pay while any allegation of such illegal or felonious act is investigated.
2.7 Change in Control. “Change in Control” shall mean the occurrence of any of the following events:
(a) The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company;
(b) A merger or consolidation of the Company with any other entity, whether or not the Company is the surviving entity in such transaction, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation;
(c) The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or
(d) The approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company.
2.8 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.9 Committee. “Committee” means a committee of two or more members of the Board appointed to administer the Plan, as set forth in Section 8.1 hereof.
2.10 Common Stock. “Common Stock” means the Common Stock of the Company, $0.001 par value, subject to adjustment pursuant to Section 4.2 hereof.
2.11 Consultant. “Consultant” means any consultant or advisor if: (i) the consultant or advisor renders bona fide services to the Company or any Affiliated Company; (ii) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) the consultant or advisor is a natural person who has contracted directly with the Company or any Affiliated Company to render such services.
2.12 Disability. “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code. The Administrator’s determination of a Disability or the absence thereof shall be conclusive and binding on all interested parties.
2.13 DRO. “DRO” means a domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder.
2.14 Employee. “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or any Affiliated Company.
2.15 Effective Date. “Effective Date” means the date on which the Plan is adopted by the Board, as set forth on the first page hereof.
2.16 Exchange Act. “Exchange Act” means the Securities and Exchange Act of 1934, as amended.
2.17 Exercise Price. “Exercise Price” means the purchase price per share of Common Stock payable upon exercise of an Option.
2.18 Fair Market Value. “Fair Market Value” on any given date means the value of one share of Common Stock, determined as follows:
(a) If the Common Stock is then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on the date of valuation on such Nasdaq market system or principal stock exchange on which the Common Stock is then listed or admitted to trading, or, if no closing sale price is reported on such day, then the Fair Market Value shall be the closing sale price of the Common Stock on such Nasdaq market system or such exchange on the next preceding day for which a closing sale price is reported.
(b) If the Common Stock is not then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the date of valuation.

(c) If neither clause (a) nor (b) of this Section 2.18 is applicable as of the date of valuation, then the Fair Market Value shall be determined by the Administrator in good faith using any reasonable method of valuation, which determination shall be conclusive and binding on all interested parties.
2.19 FINRA Dealer. “FINRA Dealer” means a broker-dealer that is a member of the Financial Industry Regulatory Authority, Inc.
2.20 Incentive Option. “Incentive Option” means any Option so designated by the Administrator and intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.
2.21 Incentive Option Agreement. “Incentive Option Agreement” means an Option Agreement with respect to an Incentive Option.
2.22 Nonqualified Option. “Nonqualified Option” means any Option that is not an Incentive Option. To the extent that any Option designated as an Incentive Option fails in whole or in part to qualify as an Incentive Option, including, without limitation, for failure to meet the limitations applicable to a 10% Stockholder or because it exceeds the annual limit provided for in Section 5.6 below, it shall to that extent constitute a Nonqualified Option.
2.23 Nonqualified Option Agreement. “Nonqualified Option Agreement” means an Option Agreement with respect to a Nonqualified Option.
2.24 Option. “Option” means any option to purchase Common Stock granted pursuant to the Plan.
2.25 Option Agreement. “Option Agreement” means the written agreement entered into between the Company and the Optionee with respect to an Option granted under the Plan.
2.26 Optionee. “Optionee” means a Participant who holds an Option.
2.27 Participant. “Participant” means an individual or entity that holds an Award under the Plan.
2.28 Purchase Price. “Purchase Price” means the purchase price per Restricted Share.
2.29 Restricted Shares. “Restricted Shares” means shares of Common Stock issued pursuant to Article 6 hereof, subject to any restrictions and conditions as are established pursuant to such Article 6.
2.30 Restricted Stock Unit. “Restricted Stock Unit” means an award made pursuant to Article 7 hereof, subject to any restrictions and conditions as are established pursuant to such Article 7.

2.31 Rule 16b-3 Covered Person. “Rule 16b-3 Covered Person” means any key Employee or member of the Board designated by the Administrator with respect to which any transaction involving Common Stock may be eligible for the exemption from Section 16(b) of the Exchange Act set forth in Rule 16b-3.
2.32 Section 162(m) Covered Employee. “Section 162(m) Covered Employee” means (i) an employee of the Company if, as of the close of the taxable year, such employee is the Principal Executive Officer of the Company (or an individual acting in such a capacity) and the three (3) officers of the Company (other than the Principal Financial Officer and the Principal Executive Officer) for whom total compensation is required to be reported to stockholders under the Exchange Act by reason of such individuals being among the three (3) highest compensated officers for the relevant taxable year and (ii) any other key Employee designated by the Administrator as a key Employee whose compensation for the fiscal year in which the key Employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.
2.33 Service Provider. “Service Provider” means a Consultant, Employee, member of the Board or other natural person the Administrator authorizes to become a Participant in the Plan and who provides services to (i) the Company, (ii) an Affiliated Company, or (iii) any other business venture designated by the Administrator in which the Company (or any entity that is a successor to the Company) or an Affiliated Company has a significant ownership interest.
2.34 Stock Purchase Agreement. “Stock Purchase Agreement” means the written agreement entered into between the Company and a Participant with respect to the purchase of Restricted Shares under the Plan.
2.35 10% Stockholder. “10% Stockholder” means a person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliated Company.
ARTICLE 3
ELIGIBILITY
3.1 Incentive Options. Only Employees of the Company or of an Affiliated Company (including officers of the Company and members of the Board if they are Employees of the Company or of an Affiliated Company) are eligible to receive Incentive Options under the Plan.
3.2 Nonqualified Options and Restricted Shares. Employees of the Company or of an Affiliated Company, officers of the Company and members of the Board (whether or not employed by the Company or an Affiliated Company), and Service Providers are eligible to receive Nonqualified Options or acquire Restricted Shares.
3.3 Section 162(m) Limitation for Options. The aggregate number of shares of Common Stock with respect to which Options may be granted to any Employee shall not exceed 1,050,000 shares of Common Stock during any calendar year. Notwithstanding the foregoing, in connection with his or her initial service to the Company, the aggregate number of shares of Common Stock with respect to which Options may be granted to any Employee shall not exceed 1,050,000 shares of Common Stock during the calendar year which includes such individual’s initial service to the Company. Any shares subject to an Option granted during a calendar year to an Employee that can no longer under any circumstances be exercised or purchased for any reason under the Plan shall continue to count against the applicable limitations set forth above for such Employee during such calendar year.

ARTICLE 4
GRANTING OF AWARDS
4.1 Shares Subject to the Plan. The shares of stock available as a basis for Awards shall be Common Stock. Such shares may be issued from either previously authorized but unissued shares or treasury shares, subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof. Subject to the foregoing, a total of 1,050,000 shares of Common Stock may be issued under the Plan. Notwithstanding the limitation described in the preceding sentence, if an option granted pursuant to an equity compensation plan of the Company other than the Plan is outstanding as of the Approved Date and such option subsequently terminates or expires in accordance with its terms, the shares of Common Stock underlying such option which remain unexercised and unissued at the time of such termination or expiration, shall become available for grant or issuance under the Plan, subject to adjustment pursuant to Section 4.2 hereof. In no event will there be available greater than 1,050,000 shares of Common Stock for purposes of the issuance of Incentive Options under the Plan, subject to adjustment pursuant to Section 4.2 hereof.
(a) Cancelled or Forfeited Awards other than Restricted Shares. For purposes of the limitation set forth in this Section 4.1, if all or any portion of any Award, other than Restricted Shares, granted or offered under the Plan can no longer under any circumstances be exercised or purchased due to the forfeiture or cancellation of all or any portion of such Award, then the shares of Common Stock allocable to such unexercised or forfeited portions of such Award shall not count against such limitation and shall again become available for grant or issuance under the Plan.
(b) Non-Replenishment of Reacquired Shares; Awards other than Restricted Shares for Reasons other than Cancellation or Forfeiture of Award. For purposes of the limitation set forth in this Section 4.1, any shares of Common Stock subject to an Award, other than Restricted Shares, and which are reacquired by the Company for any reason, including without limitation pursuant to Section 11.1, other than the cancellation or forfeiture of such Award as described in Section 4.1(a) shall count against such limitation. The Company shall hold all such shares of Common Stock that it reacquires as treasury shares, which shall not again become available for grant or issuance under the Plan.
(c) Replenishment of Reacquired Shares; Awards of Restricted Shares. For purposes of the limitation set forth in this Section 4.1, any shares of Common Stock that were initially the subject of a Stock Purchase Agreement, and which are reacquired by the Company for any reason, including without limitation pursuant to Section 11.1, shall not count against such limitation and shall again become available for grant or issuance under the Plan.

4.2 Changes in Capital Structure. In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, reverse stock split, combination of shares, reclassification, stock dividend, or other similar change in the capital structure of the Company, then appropriate adjustments shall be made by the Administrator to the aggregate number and kind of shares issuable thereafter under this Plan, the number and kind of shares and the price per share subject to outstanding Award Agreements and the limit on the number of shares under Sections 3.3 and 6.6, all in order to preserve, as nearly as practical, but not to increase, the benefits to Participants.
4.3 Award Agreement. Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Incentive Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.
4.4 Rule 16b-3 Covered Persons. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to a Rule 16b-3 Covered Person shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule(s).
ARTICLE 5
OPTIONS
5.1 Option Agreement. Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement that shall specify the number of shares subject thereto, the Exercise Price per share, and whether the Option is an Incentive Option or Nonqualified Option. As soon as is practical following the grant of an Option, an Option Agreement shall be duly executed and delivered by or on behalf of the Company to the Optionee to whom such Option was granted. Each Option Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable, including, without limitation, the imposition of any rights of first refusal and resale obligations upon any shares of Common Stock acquired pursuant to an Option Agreement. Each Option Agreement may be different from each other Option Agreement.
5.2 Exercise Price. The Exercise Price per share of Common Stock covered by each Option shall be determined by the Administrator, subject to the following: (a) the Exercise Price of an Option shall not be less than 100% of Fair Market Value on the date the Option is granted and (b) if the person to whom an Incentive Option is granted is a 10% Stockholder on the date of grant, the Exercise Price shall not be less than 110% of Fair Market Value on the date the Option is granted. However, an Option may be granted with an Exercise Price lower than that set forth in the preceding sentence if such Incentive Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 of the Code.

5.3 Payment of Exercise Price. Payment of the Exercise Price shall be made upon exercise of an Option and may be made, in the discretion of the Administrator, subject to any legal restrictions, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock acquired pursuant to the exercise of an Option (provided that shares acquired pursuant to the exercise of Options must have been held by the Optionee for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes), which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) the waiver of compensation due or accrued to the Optionee for services rendered; (e) a “same day sale” commitment from the Optionee and a FINRA Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; or (f) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable law, including the Sarbanes-Oxley Act of 2002, as amended.
5.4 Term and Termination of Options. The term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option may be exercisable more than ten (10) years after the date it is granted. An Incentive Option granted to a person who is a 10% Stockholder on the date of grant shall not be exercisable more than five (5) years after the date it is granted.
5.5 Vesting and Exercise of Options. Each Option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goal(s) or objectives, as shall be determined by the Administrator.
5.6 Annual Limit on Incentive Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock, with respect to which Incentive Options granted under this Plan and any other plan of the Company or any Affiliated Company become exercisable for the first time by an Optionee during any calendar year, shall not exceed $100,000.
5.7 Nontransferability of Options. Except as otherwise provided by the Administrator in an Option Agreement and as permissible under applicable law, no Option shall be assignable or transferable except by will or the laws of descent and distribution, and during the life of the Optionee shall be exercisable only by such Optionee unless it has been disposed of with the consent of the Administrator (which consent may be withheld in the Administrator’s sole and absolute discretion) pursuant to a DRO. Notwithstanding the foregoing, no Option shall be assignable or transferable in exchange for consideration.
5.8 Rights as Stockholder. An Optionee or permitted transferee of an Option shall have no rights or privileges as a stockholder with respect to any shares covered by an Option until such Option has been duly exercised and certificates representing shares purchased upon such exercise have been issued to such person.

ARTICLE 6
RESTRICTED SHARES
6.1 Issuance and Sale of Restricted Shares. The Administrator shall have the right to grant Restricted Shares subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Share Awards”). Such conditions shall include the Purchase Price to be paid by the grantee for such an Award, if any (but not less than the minimum lawful amount under applicable state law). Such conditions may also include, but are not limited to, continued employment or the achievement of specified performance goal(s) or objectives.
6.2 Stock Purchase Agreements. A Participant shall have no rights with respect to the Restricted Shares covered by a Stock Purchase Agreement until the Participant has paid the full Purchase Price (if applicable) to the Company in the manner set forth in Section 6.3 hereof and has executed and delivered to the Company the Stock Purchase Agreement. Each Stock Purchase Agreement shall be in such form, and shall set forth the Purchase Price and such other terms, conditions and restrictions of the Restricted Shares, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable. Each Stock Purchase Agreement may be different from each other Stock Purchase Agreement.
6.3 Payment of Purchase Price. Subject to any legal restrictions, payment of the Purchase Price, if any, may be made, in the discretion of the Administrator, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Participant that have been held by the Participant for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes, which surrendered shares shall be valued at Fair Market Value as of the date of such acceptance; (d) the waiver of compensation due or accrued to the Participant for services rendered; or (e) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable corporate law, including the Sarbanes-Oxley Act of 2002, as amended.
6.4 Rights as a Stockholder. Upon complying with the provisions of Section 6.2 hereof, a Participant shall have the rights of a stockholder with respect to the Restricted Shares purchased pursuant to a Stock Purchase Agreement, including voting and dividend rights, subject to the terms, restrictions and conditions as are set forth in such Stock Purchase Agreement. Unless the Administrator shall determine otherwise, certificates evidencing Restricted Shares shall remain in the possession of the Company until such shares have vested in accordance with the terms of the Stock Purchase Agreement.
6.5 Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Stock Purchase Agreement. In the event of termination of a Participant’s employment, service as a director of the Company or Service Provider status for any reason whatsoever (including death or disability), the Stock Purchase Agreement may provide, in the discretion of the Administrator, that the Company shall have the right, exercisable at the discretion of the Administrator, to repurchase, at the original Purchase Price, any Restricted Shares which have not vested as of the date of termination.

6.6 Vesting of Restricted Shares. Subject to Section 6.5 above, the Stock Purchase Agreement shall specify the date or dates, the performance goal(s) or objectives that must be achieved, and any other conditions on which the Restricted Shares may vest. The Administrator may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Administrator. The Administrator shall determine such performance. Such target shall be based on one or more of the criteria set forth in Appendix A. The Administrator shall identify such target not later than the 90th day of such period. Subject to adjustment in accordance with Section 4.2, in no event shall more than 1,050,000 Restricted Shares that are subject to performance-based vesting conditions be granted to any Participant in a single fiscal year of the Company, except that 1,050,000 Restricted Shares may be granted to a new Employee in the fiscal year of the Company in which his or her service as an Employee first commences. A Restricted Stock Agreement may provide for accelerated vesting in the event of a Change in Control, the Participant’s death, disability or retirement or other events.
ARTICLE 7
RESTRICTED STOCK UNITS
7.1 Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to a Participant covering a number of shares of Common Stock that may be settled in cash, or by issuance of those shares of Common Stock (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement. Subject to adjustment in accordance with Section 4.2, in no event shall RSUs for more than 1,050,000 shares of Common Stock that are subject to performance-based vesting conditions be granted to any Participant in a single fiscal year of the Company.
7.2 Terms of RSUs. The Administrator will determine the terms of an RSU including, without limitation: (a) the number of shares of Common Stock subject to the RSU; (b) the time or times during which the RSU may be settled; and (c) the consideration to be distributed on settlement, and the effect of the Participant’s Termination on each RSU. An RSU may be awarded upon satisfaction of such performance goals as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of performance goals or objectives, then the Administrator will: (x) determine the nature, length and starting date of any performance period for the RSU; (y) select from among the criteria set forth in Appendix A to be used to measure the performance, if any; and (z) determine the number of shares of Common Stock deemed subject to the RSU. Performance periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different performance periods and different performance goals and other criteria. The Administrator shall determine such performance. Such target shall be based on one or more of the criteria set forth in Appendix A. The Administrator shall identify such target not later than the 90th day of such period.
7.3 Form and Timing of Settlement. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned RSUs in cash, shares of Common Stock, or a combination of both. No Purchase Price shall apply to an RSU settled in shares of Common Stock. The Administrator may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

7.4 Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s termination of service (unless determined otherwise by the Administrator).
ARTICLE 8
ADMINISTRATION OF THE PLAN
8.1 Administrator. Authority to control and manage the operation and administration of the Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to one or more Committees. Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board. Without limiting the foregoing, the Board may limit the composition of the Committee to those persons necessary to comply with the requirements of Section 162(m) of the Code and the regulations promulgated thereunder, and Section 16 of the Exchange Act and Rule 16b-3 under the Exchange Act. The Board (or the Committee, as applicable) may delegate to the Chief Executive Officer of the Company such responsibilities to administer the Plan as it shall deem advisable and as permitted by applicable law. As used herein, the term “Administrator” means the Board or, with respect to any matter as to which responsibility has been delegated to the Committee or the Chief Executive Officer, the term Administrator shall mean the Committee or the Chief Executive Officer, as the case may be.
8.2 Powers of the Administrator. In addition to any other powers or authority conferred upon the Administrator elsewhere in the Plan or by law, the Administrator shall have full power and authority: (a) to determine the persons to whom, and the time or times at which, Awards shall be granted, the number of shares to be represented by each Option, the number of Restricted Shares to be offered, and the consideration to be received by the Company upon the exercise of or sale of such Awards; (b) to interpret the Plan; (c) to create, amend or rescind rules and regulations relating to the Plan; (d) to determine the terms, conditions and restrictions contained in, and the form of, Award Agreements; (e) to determine the identity or capacity of any persons who may be entitled to exercise a Participant’s rights under any Award Agreement under the Plan; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement; (g) to accelerate the vesting of any Award or release or waive any repurchase rights of the Company with respect to any Award; (h) to extend the exercise date of any Award or acceptance date of any Award; (i) to provide for rights of first refusal and/or repurchase rights; (j) to amend outstanding Award Agreements to provide for, among other things, any change or modification which the Administrator could have included in the original Award Agreement or in furtherance of the powers provided for herein; and (k) to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Participants. In making any determination or in taking or not taking any action under the Plan, the Administrator may obtain and rely upon the advice of experts, including advisors to the Company.

8.3 Limitation on Liability. No Employee of the Company or member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee, and any Employee of the Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person’s conduct in the performance of duties under the Plan.
ARTICLE 9
CHANGE IN CONTROL
9.1 Change in Control. In order to preserve a Participant’s rights in the event of a Change in Control of the Company:
(a) The Administrator shall have the discretion to provide in each Award Agreement the terms and conditions that relate to (i) vesting of such Award in the event of a Change in Control, and (ii) assumption of such Awards or issuance of comparable securities under an incentive program in the event of a Change in Control. The aforementioned terms and conditions may vary in each Award Agreement.
(b) If the terms of an outstanding Option Agreement provide for accelerated vesting in the event of a Change in Control, or to the extent that an Option is vested and not yet exercised, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of each Option for an amount of cash or other property having a value equal to the difference (or “spread”) between: (x) the value of the cash or other property that the Participant would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option had the Option been exercised immediately prior to the Change in Control, and (y) the Exercise Price of the Option.
(c) Outstanding Options shall terminate and cease to be exercisable upon consummation of a Change in Control except to the extent that the Options are assumed by the successor entity (or parent thereof) pursuant to the terms of the Change in Control transaction.
(d) The Administrator shall cause written notice of a proposed Change in Control transaction to be given to Participants not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

ARTICLE 10
AMENDMENT AND TERMINATION OF THE PLAN
10.1 Amendments. Subject to applicable law, including Nasdaq stockholder approval requirements, the Board may from time to time alter, amend, suspend or terminate the Plan in such respects as the Board may deem advisable. No such alteration, amendment, suspension or termination shall be made which shall substantially affect or impair the rights of any Participant under an outstanding Award Agreement without such Participant’s consent. The Board may alter or amend the Plan to comply with requirements under the Code relating to Incentive Options or other types of options which give Optionees more favorable tax treatment than that applicable to Options granted under this Plan as of the date of its adoption. Upon any such alteration or amendment, any outstanding Option granted hereunder may, if the Administrator so determines and if permitted by applicable law, be subject to the more favorable tax treatment afforded to an Optionee pursuant to such terms and conditions.
10.2 Plan Termination. Unless the Plan shall theretofore have been terminated, the Plan shall terminate on the tenth (10th) anniversary of the earlier of the Effective Date and the Approved Date and no Awards may be granted under the Plan thereafter, but Award Agreements then outstanding shall continue in effect in accordance with their respective terms.
ARTICLE 11
CANCELLATION & RESCISSION
11.1 Non-Competition. Unless an Option Agreement specifies otherwise, the Administrator may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred Options at any time if the Participant is not in compliance with all applicable provisions of the Option Agreement and the Plan or if the Participant engages in any “Adverse Activity.” For purposes of this Section 11.1, “Adverse Activity” shall include: (i) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material relating to the business of the Company, acquired by the Participant either during or after employment with the Company; (ii) the failure or refusal to disclose promptly and to assign to the Company all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company; or (iii) activity that results in termination of the Participant’s employment for Cause.
11.2 Agreement Upon Exercise. Upon exercise, payment or delivery pursuant to an Option Agreement, the Participant shall certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan. In the event a Participant fails to comply with the provisions of clauses (i) through (iii) of Section 11.1 hereof prior to, or during the six (6) months after, any exercise, payment or delivery pursuant to an Option Agreement, such exercise, payment or delivery may be rescinded within two years thereafter. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.

ARTICLE 12
TAX WITHHOLDING
12.1 Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company in cash, an amount sufficient to satisfy any applicable federal, state, local or foreign tax withholding requirements with respect to any Options exercised, any Restricted Shares issued, or any other Award issued under the Plan. To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit a Participant to satisfy his or her obligation to pay any such tax, in whole or in part, in an amount determined on the basis of the lowest rate of withholding applicable to such Participant, by (a) directing the Company to apply shares of Common Stock to which the Participant is entitled as a result of the exercise of an Award or as a result of the purchase of or lapse of restrictions on an Award, or (b) delivering to the Company shares of Common Stock owned by the Participant. The shares of Common Stock so applied or delivered in satisfaction of the Participant’s tax withholding obligation shall be valued at their Fair Market Value as of the date of withholding based on the minimum statutory withholding rates for income tax and payroll tax purposes that are applicable to such supplemental taxable income.
ARTICLE 13
MISCELLANEOUS
13.1 Repricings Not Permitted. Notwithstanding anything herein to the contrary, the Administrator shall not have the authority to cause the repricing of any outstanding Options either through an adjustment to the Exercise Price or through the cancellation of an Option and regrant of a new Option or other Award in exchange for the cancelled Option (a “Repricing”), unless such Repricing is approved by a majority of the Company’s stockholders entitled to vote on such matter.
13.2 Benefits Not Alienable. For so long as it is subject to any restrictions pursuant to this Plan or an Award Agreement, no Award or interest or right therein or part thereof shall be liable for the debts, contracts, or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment, or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment, or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Plan shall prevent transfers by will or the applicable laws of descent and distribution or assignments pursuant to a DRO entered by a court of competent jurisdiction.
13.3 No Enlargement of Employee Rights. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Participant to be consideration for, or an inducement to, or a condition of, the employment of any Participant. Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or any Affiliated Company or to interfere with the right of the Company or any Affiliated Company to discharge any Participant at any time.

13.4 Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Award Agreements, except as otherwise provided herein, will be used for general corporate purposes.
13.5 Annual Reports. During the term of this Plan, the Company will furnish to each Participant who does not otherwise receive such materials, copies of all reports, proxy statements and other communications that the Company distributes generally to its stockholders.
13.6 Applicable Law. The validity, construction, interpretation and effect of this Plan and all Award Agreements hereunder shall be governed by and determined in accordance with the laws of the State of Washington except for matters of corporate law, in which case the provisions of the Delaware General Corporation Law shall govern.

Appendix A
PERFORMANCE CRITERIA
FOR RESTRICTED SHARES AND RESTRICTED STOCK UNITS
The performance goals that may be used by the Administrator for restricted share awards shall consist of:
•	Net revenue and/or net revenue growth;
•	Earnings per share and/or earnings per share growth;
•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;
•	Operating income and/or operating income growth;
•	Net income and/or net income growth;
•	Total stockholder return and/or total stockholder return growth;
•	Return on equity;
•	Operating cash flow return on income;
•	Adjusted operating cash flow return on income;
•	Economic value added;
•	Individual business objectives; and
•	Company-specific operational metrics.
•	appreciation in and/or maintenance of the price of the Shares of the Company;
•	reductions in costs; cash flow or cash flow per share (before or after dividends);
•	drug development milestones;
•	regulatory achievements (including submitting or filing applications or other documents with regulatory authorities, successfully executing an advisory committee meeting, or receiving approval of any such applications or other documents and passing pre-approval inspections and validation of manufacturing processes;
•	initiation or completion of pre-clinical studies; clinical achievements (including initiating clinical studies; initiating enrollment, completing enrollment or enrolling particular numbers of subjects in clinical studies; completing phases of a clinical study (including the treatment phase); or announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally);
•	implementation, completion or attainment of measurable objectives with respect to research (including nominating a development candidate or initiating a new full discovery program), development, manufacturing, commercialization, development candidates, products or projects, safety, production volume levels;

To the extent that an award under the Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Administrator.
Notwithstanding satisfaction of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of Common Stock or other benefits granted, issued, and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion determines. To the extent consistent with section 162(m) of the Code, the Administrator may adjust the results under any performance criterion to exclude any of the following events that occurs during a performance measurement period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs and (e) any extraordinary, unusual or non-recurring items.